Exhibit 99.1

For Immediate Release	Contact:	Jeff D’Eliscu
Water Pik Technologies, Inc.
(949) 719-3700 (office)
(949) 675-9475 (home)
jdeliscu@waterpik.com

WATER PIK TECHNOLOGIES, INC. PURSUING STRATEGIC ALTERNATIVES

(Newport Beach, California, January 4, 2005) — Water Pik Technologies, Inc. (NYSE: PIK) today announced that its Board of Directors is considering various strategic alternatives to enhance stockholder value including pursuing a potential sale of a portion or all of the Company.

“We reported record sales and earnings per share in fiscal 2004 and are on track to achieve our previously stated growth outlook for 2005 and multi-year financial targets through 2006,” stated Robert P. Bozzone, Chairman of Water Pik Technologies, Inc.  “While we are pleased with the prospects for future growth, after completing an internal comprehensive strategic review of our businesses, the Board has determined it is appropriate to consider alternatives to maximize value to all stockholders.”

J.P. Morgan Securities Inc., a longtime advisor to the Company, has been retained to assist the Company in its evaluation of strategic alternatives.  No assurance can be given that any strategic alternative involving a transaction will be pursued or, if a transaction is pursued, that it will be consummated.

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Forward-looking Statements

In this press release, the statements from Mr. Bozzone are forward-looking statements.  Any other statements contained in this press release, which are not historical fact, may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from these forward-looking statements as a result of the risk factors described in the Company’s filings with the Securities and Exchange Commission, including, among others, its ability to develop new products and execute its growth strategy, the uncertainty of new product testing and regulatory approvals, the uncertainty that its marketing efforts will achieve the desired results with respect to existing or new products, its dependence on key customers, the seasonal nature of its businesses, the impact of consumer confidence and consumer spending, the effect of product liability claims, the impact of rising commodity costs such as steel, copper and oil, risks associated with using foreign suppliers including increased transportation costs and potential supply chain disruption due to delays at West Coast ports, failure to protect its intellectual properties and its ability to integrate acquisitions and realize expected synergies.  In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire.  These forward-looking statements represent the Company’s judgment only as of the date of this press release.  As a result, the reader is cautioned not to rely on these forward-looking statements.  The Company does not have any intention or obligation to update these forward-looking statements.

Water Pik Technologies, Inc. is a leading developer, manufacturer and marketer of innovative personal health care products, pool products and water-heating systems sold under the Water Pik®, Jandy® and Laars® brand names.  The Company has developed and introduced many products that are considered the first of their kind and have led to the formation of new markets, including the automatic toothbrush, end-of-faucet water filtration system, pool heater and pulsating shower massage.  The Company’s products are sold through a variety of channels, including home centers, mass-merchandisers, drug chains and specialty retailers, wholesalers and contractors.  Headquartered in Newport Beach, California, the Company operates ten major facilities in the United States and Canada.  For more information, visit the Water Pik Technologies, Inc. web site at www.waterpik.com.

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